Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Friedman Industries, Incorporated of our report dated June 29, 2016, relating to the consolidated financial statements of Friedman Industries, Incorporated, and the financial statement schedule, appearing in the 2016 Annual Report to Shareholders and incorporated by reference in the Annual Report on Form 10-K of Friedman Industries, Incorporated for the year ended March 31, 2016.

/s/ Hein & Associates LLP

Houston, Texas

December 21, 2016